Exhibit 99.1

Beeline Holdings Reports Full Year 2024 Results and Provides Business Update

Providence, RI (April 15, 2025) – Beeline Holdings, Inc. (Nasdaq: BLNE), a technology-driven mortgage originator and title provider, today announced its financial results for the fiscal year ended December 31, 2024, and shared a strategic update on its transformation following the merger with Eastside Distilling.

CEO Nick Liuzza and the executive team, including CFO Chris Moe and COO Jess Kennedy, will present the company’s year-end earnings, highlighting the successful integration of Beeline Financial Holdings, Inc. (“Beeline Financial”) into the company and the company’s pivot to a digital-first mortgage platform supported by proprietary AI technologies.

2024 Highlights

●	Completed merger on October 7, 2024, rebranding as Beeline Holdings and transitioning to a fully digital mortgage and title business

●	Beeline Financial achieved 38% year-over-year growth in loan originations, significantly outpacing the 9% industry average

●	Beeline Financial grew revenue 33.5% year-over-year to just over $5M (unaudited) despite ongoing industry headwinds and elevated interest rates

●	Launched Beeline Labs, a new B2B SaaS division, and introduced BlinkQC, an AI-powered quality control solution

●	Launched Version 1 of Hive a new POS and a task-based production model built to scale higher volumes are lower costs

●	Spun out MagicBlocks, a customizable AI sales agent platform, while retaining equity and licensing rights

●	Expanded strategic partnerships with RedAwning (DSCR loans for vacation rentals) and CredEvolv (credit-improvement onboarding funnel)

●	Appointed David G. Kittle, CMB, former Chairman of the Mortgage Bankers Association, as Special Advisor to the executive team

●	Strengthened customer acquisition through upgraded AI chatbot “Bob 2.0,” driving 6X more leads and 8X more mortgage applications at near-zero marginal cost

“Our 2024 performance is a testament to the strength of our model and the speed of our transformation,” said Nick Liuzza, Co-Founder and CEO of Beeline. “We’ve successfully shifted from a legacy spirits business to a digital mortgage and SaaS platform, and we’re already scaling through targeted innovation and execution. With just a fraction of market share in a $1.8 trillion origination market, we see a clear path to dramatic growth. We’re just getting started.”

Market Conditions and Competitive Advantage

Despite a high-rate environment and a multi-year contraction in mortgage volumes across the industry, Beeline continued to gain share due to its efficient operating model. The company’s proprietary workflow engine, Hive, enables it to close loans in 14–21 days—less than half the industry standard—while doubling loan volume per employee.

“Our lean, task-based automation model gives us a structural cost advantage, especially in tighter markets,” said Liuzza. “It’s a critical differentiator in a world where cost control is paramount.”

AI as a Growth Engine

The company spotlighted “Bob 2.0,” its 24/7 AI-powered sales chatbot, which has quickly become a key engine of top-funnel demand generation. Bob handles customer interactions in real time, enabling rapid engagement, qualification, and pre-approvals.

“AI isn’t a buzzword for us—it’s a business driver,” Liuzza added. “From Bob to BlinkQC to our upcoming AI-based underwriting automation, we’re building a tech stack that delivers both efficiency and customer satisfaction at scale.”

Consolidated Financial Results for Fiscal Year 2024

Because of forward merger accounting, the audited financial statements only reflect Beeline Holdings beginning with the October 7th merger:

●	Net Revenues of $3.8 million
●	Net loss from Continuing Operations of $6.2 million

2025 Outlook

Beeline plans to continue expanding its market share through its digital lending platform, partnerships, and SaaS offerings. The company anticipates further revenue growth in 2025, with continued investment in AI automation, customer acquisition, and channel diversification.

2024 Conference Call Details

Date and Time: Tuesday, April 15, 2025 at 5:00 pm ET

The call will be led by Nick Liuzza, Chief Executive Officer, and Chris Moe, Chief Financial Officer.

Participants may join the call by dialing in using the information provided below or by accessing the live webcast via the following link:

Participant Dial In (toll free): 1-844-763-8274

Participant International Dial In: 1-647-484-8814

Listen only link: https://www.gowebcasting.com/13954

About Beeline

Beeline is a forward-thinking mortgage origination and technology company transforming home loans into a short, transparent, and easy path for millions of Americans. Using AI and proprietary technology, Beeline offers near-instant pre-approvals in as little as seven minutes, allowing borrowers to see loan options and lock their rate in one session.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth including increase in our market share, revenue growth, and other matters referred to under 2025 Outlook and the anticipated results from building our tech stack. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, resolving our working capital needs and the other Risk Factors contained in our Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

ir@makeabeeline.com